Exhibit 99.1

Contacts: Media Relations James Fisher 703-433-8677 james.w.fisher@sprint.com

Investor Relations
Kurt Fawkes
800-259-3755
Investor.relations@sprint.com

SPRINT NEXTEL REPORTS THIRD QUARTER 2007 RESULTS

•	Wireless reflects mixed performance between network platforms

•	Improved Wireline profitability

•	Wireless data and Internet revenues continue strong growth

•	Free cash flow* of $1.3 billion in the quarter aided by lower capital expenditures

Third Quarter Segment Results

Wireless

•	Total revenues were $8.7 billion, a decline of 1% sequentially and 4% year-over-year; data revenues increased 28% annually.

•	Adjusted Operating Income* was $514 million, compared to $494 million in the second quarter of 2007 and $792 million in the third quarter of 2006.

•

Adjusted OIBDA* was $2.6 billion, a decline of 3% sequentially and 18% year-over-year. Third quarter Adjusted OIBDA* exceeded capital expenditures by approximately $1.8 billion. For the year-to-date period, the excess was $4.1 billion.

Wireline

•	Net operating revenues were $1.6 billion, a decline of 1% sequentially and 1% year-over-year. IP revenues increased 43% compared to the third quarter of 2006.

•	Adjusted Operating Income* of $158 million increased from $126 million in the second quarter and $86 million in the year-ago third quarter.

•

Adjusted OIBDA* of $290 million improved 12% sequentially and 38% annually. Adjusted OIBDA* exceeded capital investment in the quarter by approximately $150 million and more than $325 million year-to-date.

RESTON, Va. — Nov. 1, 2007 — Sprint Nextel Corp. (NYSE: S) today reported third quarter 2007 financial results. Consolidated net operating revenues in the quarter were $10 billion compared to $10.5 billion in the year-ago third quarter. Net income in the quarter was $64 million or 2 cents diluted earnings per share, which compares to $279 million or 9 cents diluted earnings per share (EPS) in the year-ago period. Adjusted EPS before Amortization*, which removes the effects of special items and merger-related amortization costs, was 23 cents in the quarter compared to 32 cents in this quarter of 2006. The decline in earnings is due to a lower contribution from Wireless, partially offset by an improved contribution from Wireline.

The company reported a net decline of 60,000 total wireless subscribers in the third quarter. Overall subscriber results include growth from CDMA post-paid, Boost Unlimited, wholesale and affiliate channels. These gains were offset by declines from iDEN post-paid and traditional Boost pre-paid product lines. In the quarter, post-paid churn was 2.3% on seasonally higher involuntary deactivations and competitive market conditions. The Wireless post-paid ARPU* of a little more than $59 in the quarter continues to be supported by data growth, offset by lower voice contributions.

“Our third quarter results reflect mixed performance as we address competitive market conditions and manage through credit market impacts on a portion of our customer base,” said Paul Saleh, acting CEO and chief financial officer of Sprint Nextel. “In the quarter, our Sprint Ahead marketing campaign gained traction, we improved our device portfolio, and we continued to achieve best-ever network performance. Going forward, our clear mandate is to improve the customer experience at every touchpoint and simplify our business. We also plan to focus more resources on customer retention,” Saleh said.

CONSOLIDATED RESULTS

TABLE No. 1 Selected Unaudited Financial Data (dollars in millions)

	Quarter Ended September 30,		% Δ	Year-to-Date September 30,		% Δ
Financial Data	2007	2006		2007	2006
Net operating revenues	$10,044	$10,489	(4)%	$30,299	$30,565	(1)%

Adjusted operating income*	658	877	(25)%	1,542	2,338	(34)%
Adjusted OIBDA*	2,880	3,365	(14)%	8,345	9,526	(12)%

Income (loss) from continuing operations	64	279	(77)%	(128)	734	NM

Adjusted Earnings per Share Before Amortization*	$0.23	$0.32	(28)%	$0.67	$0.89	(25)%

Diluted earnings (loss) per share from continuing operations	$0.02	$0.09	(78)%	$(0.04)	$0.25	NM

Capex	$1,176	$1,843	(36)%	$4,449	$4,445	0%

Free cash flow*	$1,291	$769	68%	$1,971	$2,338	(16)%

The following is a discussion of consolidated results:

•	The decline in revenues is due to a lower Wireless contribution.

•	Adjusted operating income* benefited from lower amortization expense and reduced variable compensation.

•

Special items in the quarter diluted reported GAAP earnings by 5 cents per share. These items included pre-tax charges of $135 million for merger and integration costs and $125 million for severance, exit costs and asset impairment. Special item details are discussed in the Notes to Financial Data.

•

Capital expenditures were lower in the quarter, due to a draw down of inventory and project timing. Capital expenditures are expected to be higher in the fourth quarter, but full-year capital is expected to be below prior guidance.

•	Consolidated results include operating expenses of approximately $31 million and capital investments of $73 million related to the company’s WiMAX initiative.

•

In the quarter, the company purchased approximately 21 million shares of its common stock in the open market for a total investment of $432 million. Purchases in the quarter were predominately in July and August, and the company has since taken a conservative approach, reflecting recent capital market and macroeconomic conditions. The company has purchased a cumulative total of 185 million shares of its common stock for $3.5 billion under a $6 billion authorization that is set to expire in the first quarter of 2008.

•	The effective income tax rate in the quarter was 34%, compared to 31.8% in the third quarter of 2006.

•	Net debt* at the end of the quarter was $19.9 billion.

•	Interest expense, net of interest income, was $301 million, compared to $307 million in the year-ago period.

•	Non-cash compensation expense was $66 million in the third quarter of 2007 compared to $75 million in the third quarter of 2006.

WIRELESS RESULTS

TABLE No. 2 Selected Unaudited Financial Data (dollars in millions)

	Quarter Ended September 30,		% Δ	Year-to-Date September 30,		% Δ
Financial Data	2007	2006		2007	2006
Net operating revenues	$8,698	$9,067	(4)%	$26,203	$26,100	0%
Adjusted operating income*	514	792	(35)%	1,261	1,940	(35)%
Adjusted OIBDA*	2,603	3,156	(18)%	7,669	8,769	(13)%
Adjusted OIBDA margin*	32.4%	38.4%		31.6%	37.0%
Capex[1]	$813	$1,473	(45)%	$3,587	$3,608	(1)%

[1]	Capex includes re-banding capital, but excludes rebanding costs related to FCC licenses.

The following is a discussion of Wireless results:

Subscribers

•

Wireless ended the period with nearly 54 million total subscribers, compared to 51.9 million subscribers at the end of the third quarter of 2006. The growth is due to gains in pre-paid and wholesale offset by a decline in post-paid.

•	At the end of the period, Sprint Nextel was serving approximately 34.1 million customers on CDMA, 18.7 million on iDEN, and 1.2 million PowerSource users who access both network platforms.

•

As a result of the acquisition of Northern PCS, 170,000 post-paid subscribers were transferred from affiliates to the direct post-paid subscriber base. This transaction did not impact post-paid net adds or churn in the quarter.

•

Beginning in the third quarter, the company adopted a gross addition and deactivation methodology which reduced reported churn by 10 basis points and reduced reported gross additions by a corresponding amount. The change had no effect on reported net additions, revenues or profits and is not reflected in prior period results.

•

Excluding the impact of acquisitions, direct net post-paid subscribers declined by 337,000 in the quarter. Growth in CDMA and PowerSource users was offset by a net loss in iDEN subscribers. Approximately 40% of the net subscriber loss in the quarter occurred within the former Nextel Partners territories.

•	Compared to the second quarter, the loss of net post-paid subscribers reflects higher customer churn, partially offset by an increase in gross additions in both the consumer and business channels.

•

Pre-paid net additions for the quarter were 67,000 due to growth of 124,000 Boost Unlimited subscribers and a loss of 57,000 traditional pre-paid subscribers. Beginning in the fourth quarter, Boost Unlimited services are being expanded to an area covering approximately 50 million people, bringing coverage to more than 100 million people.

•	Wholesale channels added 194,000 subscribers in the quarter, bringing the base to nearly 7.2 million.

•

In the quarter, the company added extensively to its portfolio of devices and services. These additions included the MOTORAZR² V9m by Motorola™, the Muziq™ by LG®, the Mogul™ by HTC, and the KATANA® II and Katana® DLX by Sanyo®. In the fourth quarter, the device lineup is expanding further to include the HTC Touch™, the Rumor™ by LG®, the Power Source ic602 from Motorola, the Centro™ by Palm®, the SCP-2500 by Sanyo®, the BlackBerry®Pearl 8130 and two new USB connection cards.

Churn

•

Post-paid churn for the quarter was 2.3% compared to 2.0% in the second quarter and 2.4% in the year-ago period. In the third quarter, the sequential increase in overall churn was driven equally by higher voluntary and involuntary deactivations, primarily on the CDMA platform. The CDMA post-paid churn rate remained below iDEN churn in the quarter.

•	Boost pre-paid churn was 6.2% for the quarter, compared to 6.8% in both the second quarter of 2007 and in the year-ago third quarter.

Revenues/ARPU

•

Net operating revenues declined 1% sequentially and 4% compared to the year-ago period. Service revenue declines reflect lower average customer revenues and a lower post-paid base, partially offset by increases in the pre-paid and wholesale subscriber base. Equipment revenues declined 21% compared to the year-ago period due to lower pricing. Equipment revenues increased 8% sequentially due to increased pricing and volumes.

•	Post-paid ARPU of a little more than $59 in the quarter declined 3% year-over-year and a little under 2% sequentially. The company reported modest annual growth in CDMA

ARPU that was offset by a decline in iDEN. Sequentially, ARPU declined on both platforms, mainly due to lower average pricing plans. In the quarter, post-paid ARPU for CDMA and iDEN subscribers were substantially similar.

•	Data contributed more than $10 to overall post-paid ARPU in the third quarter and contributed more than $13 to CDMA post-paid ARPU.

•

Pre-paid ARPU was slightly more than $30 for the quarter, partially aided by non-recurring items. This compares to a little less than $31 in the second quarter and a little less than $33 in the third quarter of 2006. Competition and general economic factors are expected to continue to impact pre-paid usage and ARPU.

Operating Expenses

•

Total operating expenses of $8.4 billion were flat with the year-ago period and 1% below the second quarter levels. Compared to the year-ago period, increases in cost of services, selling, general and administrative (SG&A) and severance and asset impairment expenses were offset by lower amortization and depreciation expense. Sequentially, lower amortization and costs of products were offset by increased costs of services and depreciation expense.

•

In the quarter, costs of services increased 4% annually and 1% sequentially. The increases are primarily due to growth in network sites and increased data usage offset by lower variable compensation. The company’s data services, which ride on the nation’s largest and fastest mobile broadband network, are now available to a population of nearly 215 million people.

•	Costs of products improved 3 percent compared to the year-ago period and 5 percent sequentially, due to cost reductions on handsets and fewer Boost iDEN shipments.

•

SG&A expense increased 5% compared to the year-ago period due to increased marketing costs, higher bad debt and customer care expense, offset by lower IT costs. Sequentially, the higher bad debt and customer care costs were offset by lower advertising and variable compensation costs.

Capital Spending

In the quarter, Wireless capital spending of $813 million was mainly targeted at capacity and footprint and extending the reach of EV-DO Rev. A capability. Wireless capital spending is expected to increase significantly in the fourth quarter.

WIRELINE RESULTS

TABLE No. 3 Selected Unaudited Financial Data (dollars in millions)

	Quarter Ended September 30,		% Δ	Year-to-Date September 30,		% Δ
	2007	2006		2007	2006
Net operating revenues	$1,612	$1,624	(1)%	$4,844	$4,928	(2)%
Adjusted operating income*	158	86	84%	362	369	(2)%
Adjusted OIBDA*	290	210	38%	754	728	4%
Adjusted OIBDA margin*	18.0%	12.9%		15.6%	14.8%

Capex	$138	$255	(46)%	$427	$547	(22)%

The following is a discussion of Wireline results.

•	For the quarter, total revenues declined 1% annually and sequentially.

•	Internet Protocol (IP) revenues increased 43% annually and 10% sequentially. The growth is due to strong demand from cable partners and corporate users.

•

Voice revenues declined 8% compared to the year-ago period and 5% compared to the second quarter of 2007. Declines in consumer and business markets were partially offset by growth in demand from the Wireless segment.

•	Legacy data services declined 14% year-over-year and 4% sequentially. The decline is mainly driven by lower Frame Relay services as we encourage customers to transition to IP services.

•	At the end of the period, the company was providing telephony services to 2.6 million cable VOIP customers. This is double the level supported at the end of the third quarter of 2006.

•	In the quarter, operating expenses declined 6% compared to the year-ago period and 3% sequentially due to lower costs of services and reduced variable compensation.

•	Capital expenditures in the quarter of $138 million were mainly due to growth in IP services and to meet wireless transport demand.

Forward-Looking Guidance

Sprint Nextel continues to expect full-year consolidated revenues to be slightly below $41 billion and Adjusted OIBDA* to be slightly below $11 billion. The company expects net customer additions to continue to be pressured in the fourth quarter. Full-year 2007 capital investments are now expected to be in the mid $6 billion range compared to prior expectations of approximately $7.2 billion. The company also noted that it is removing its previous double-digit growth guidance for 2008 OIBDA, and that it expects to comment on the 2008 outlook early next year.

*FINANCIAL MEASURES

Sprint Nextel provides financial measures generated using generally accepted accounting principles (GAAP) and using adjustments to GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint Nextel provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint Nextel does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint Nextel does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

Adjusted Earnings (Loss) per Share (EPS) is defined as income (loss) from continuing operations, before special items, net of tax and the diluted EPS calculated thereon. Adjusted EPS before Amortization is defined as income (loss) from continuing operations before special items and amortization, net of tax, and the diluted EPS calculated thereon. These non-GAAP measures should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe that these measures are useful because they allow investors to evaluate our performance for different periods on a more comparable basis by excluding items that relate to acquired amortizable intangible assets and not to the ongoing operations of our businesses.

Adjusted Net Income (Loss) is defined as income (loss) from continuing operations before special items, net of tax. Adjusted Net Income before Amortization is defined as income (loss) from continuing operations before special items and amortization, net of tax. These non-GAAP measures should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe that these measures are useful because they allow investors to evaluate our performance for different periods on a more comparable basis by excluding items that do not relate to the ongoing operations of our businesses.

Adjusted Operating Income (Loss) is defined as operating income (loss) before special items. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe this measure is useful because it allows investors to evaluate our operating results for different periods on a more comparable basis by excluding special items.

Adjusted OIBDA is defined as operating income before depreciation, amortization, severance, exit costs and asset impairments, and special items. Adjusted OIBDA Margin represents Adjusted OIBDA divided by non-equipment net operating revenues for Wireless and Adjusted OIBDA divided by net operating revenues for Long Distance. These non-GAAP measures should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe that Adjusted OIBDA and Adjusted OIBDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Adjusted OIBDA and Adjusted OIBDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Free Cash Flow is defined as the change in cash and cash equivalents less the change in debt, investment in certain securities, proceeds from common stock and other financing activities, net, from continuing operations. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of cash flows. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, current marketable securities and restricted cash. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the balance sheet and statement of cash flows. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

SAFE HARBOR

This news release includes “forward-looking statements” within the meaning of the securities laws. The statements in this news release regarding the business outlook, expected performance, forward-looking guidance, continuation of our previously announced share buy-back program, as well as other statements that are not historical facts, are forward-looking statements. The words “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “providing guidance” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer and network usage, customer growth and retention, pricing, operating costs, the timing of various events and the economic environment.

Future performance cannot be assured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•

the effects of vigorous competition, including the impact of competition on the price we are able to charge customers for services and equipment we provide and our ability to attract new customers and retain existing customers; the overall demand for our service offerings, including the impact of decisions of new subscribers between our post-paid and prepaid services offerings and between our two network platforms; and the impact of new, emerging and competing technologies on our business;

•	the impact of overall wireless market penetration on our ability to attract and retain customers with good credit standing and the intensified competition among wireless carriers for those customers;

•

the impact of difficulties we may encounter in connection with the integration of the pre-merger Sprint and Nextel businesses, and the integration of the businesses and assets of Nextel Partners, Inc. and the PCS Affiliates that we have acquired, including the risk that these difficulties could prevent or delay our realization of the cost savings and other benefits we expect to achieve as a result of these integration efforts and the risk that we will be unable to continue to retain key employees;

•

the uncertainties related to the implementation of our business strategies, investments in our networks, our systems, and other businesses, including investments required in connection with our planned deployment of a next-generation broadband wireless network;

•

the costs and business risks associated with providing new services and entering new geographic markets, including with respect to our development of new services expected to be provided using the next-generation broadband wireless network that we plan to deploy;

•	the impact of potential adverse changes in the ratings afforded our debt securities by ratings agencies;

•	the effects of mergers and consolidations and new entrants in the communications industry and unexpected announcements or developments from others in the communications industry;

•	unexpected results of litigation filed against us;

•

the inability of third parties to perform to our requirements under agreements related to our business operations, including a significant adverse change in Motorola, Inc.’s ability or willingness to provide handsets and related equipment and software applications, or to develop new technologies or features for our iDEN® network;

•	the impact of adverse network performance;

•

the costs and/or potential customer impacts of compliance with regulatory mandates, particularly requirements related to the reconfiguration of the 800 MHz band used to operate our iDEN network as contemplated by the Federal Communications Commission’s Report and Order released in August 2004 as supplemented by subsequent memoranda;

•	equipment failure, natural disasters, terrorist acts, or other breaches of network or information technology security;

•

one or more of the markets in which we compete being impacted by changes in political or other factors such as monetary policy, legal and regulatory changes or other external factors over which we have no control; and

•	other risks referenced from time to time in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2006, in Part I, Item 1A, “Risk Factors.”

Sprint Nextel believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Sprint Nextel is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

ABOUT SPRINT NEXTEL

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two robust wireless networks serving about 54 million customers at the end of the third quarter 2007; industry-leading mobile data services; instant national and international walkie-talkie capabilities; and a global Tier 1 Internet backbone. For more information, visit www.sprint.com.

Sprint Nextel Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (a) (1)

(Millions, except per share data)

TABLE NO. 4

	Quarter Ended		Year To Date
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Net Operating Revenues	$10,044	$10,489	$30,299	$30,565

Operating Expenses

Cost of services	3,005	3,044	9,044	8,791

Cost of products	1,217	1,227	3,910	3,652

Selling, general and administrative (2)	3,077	2,961	9,443	8,891

Severance, exit costs and asset impairments (3)	125	50	384	128

Depreciation	1,441	1,460	4,203	4,264

Amortization	781	1,028	2,600	2,924

Total operating expenses	9,646	9,770	29,584	28,650

Operating Income	398	719	715	1,915

Interest expense	(367)	(381)	(1,099)	(1,174)

Interest income	66	74	123	275

Other, net	—	(3)	13	89

(Loss) Income from continuing operations before income taxes	97	409	(248)	1,105

Income tax (expense) benefit	(33)	(130)	120	(371)

Income (Loss) from Continuing Operations	64	279	(128)	734

Discontinued operations, net (4)	—	—	—	334

Net Income (Loss)	64	279	(128)	1,068

Preferred stock dividends paid	—	—	—	(2)

Income (Loss) Available to Common Shareholders	$64	$279	$(128)	$1,066

Earnings per Share
Diluted Earnings (Loss) Per Common Share	$0.02	$0.09	$(0.04)	$0.36
Discontinued operations	—	—	—	(0.11)

Diluted Earnings (Loss) Per Common Share from Continuing Operations	$0.02	$0.09	$(0.04)	$0.25

Diluted weighted average common shares	2,860	2,973	2,876	2,990

Basic Earnings (Loss) Per Common Share	$0.02	$0.09	$(0.04)	$0.36
Basic weighted average common shares	2,845	2,956	2,876	2,968

	Quarter Ended		Quarter Ended		Year To Date
	June 30, 2007	June 30, 2006	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006

Operating Income	$316	$712	$398	$719	$715	$1,915

Special items before taxes

Merger and integration expense (2)	163	113	135	107	397	296

Severance, exit costs and asset impairments (3)	85	40	125	50	384	128

Contingencies and other (5)	5	(2)	—	1	46	(1)

Adjusted Operating Income	569	863	658	877	1,542	2,338

Depreciation and amortization	2,313	2,354	2,222	2,488	6,803	7,188

Adjusted OIBDA*	2,882	3,217	2,880	3,365	8,345	9,526
Capital expenditures (b)	1,666	1,359	1,176	1,843	4,449	4,445

Adjusted OIBDA* less Capex	$1,216	$1,858	$1,704	$1,522	$3,896	$5,081

Operating Income Margin (c)	3.3%	7.7%	4.2%	7.5%	2.5%	6.8%
Adjusted OIBDA Margin* (c)	30.1%	34.7%	30.7%	34.9%	29.4%	33.8%

(a)	Results for each of the periods reflected include the results of each of the acquired PCS Affiliates, Nextel Partners and Velocita from either the date of the acquisition or the start of the month closest to the acquisition date.
(b)	Capital expenditures includes capex accruals
(c)	Operating Income Margin and Adjusted OIBDA Margin excludes equipment revenue and revenue generated by the non-core line of business that has been normalized out of Adjusted OIBDA.

(1), (2), (3), (4), (5) See accompanying Notes to Financial Data.

Sprint Nextel Corporation

RECONCILIATIONS OF EARNINGS PER SHARE (Unaudited)

(Millions except per share data)

TABLE NO. 5

	Quarter Ended		Quarter Ended		Year To Date
	September 30, 2007	September 30, 2006	June 30, 2007	June 30, 2006	September 30, 2007	September 30, 2006
Income (Loss) Available to Common Shareholders	$64	$279	$19	$370	$(128)	$1,066
Preferred stock dividends paid	—	—	—	—	—	2

Net Income (Loss)	64	279	19	370	(128)	1,068
Discontinued operations, net	—	—	—	(79)	—	(334)

Income (Loss) from Continuing Operations	64	279	19	291	(128)	734
Special items (net of taxes) (a)
Merger and integration expense	84	66	100	69	244	181
Severance, exit costs and asset impairment	78	31	52	23	239	77
Contingencies and other	—	2	12	—	37	2
Net gains on investment activities and equity in earnings	(4)	—	(11)	(8)	(15)	(40)
Tax audit settlement	(19)	(42)	—	—	(19)	(42)
Gain on early retirement of debt	(3)	(4)	—	(5)	(5)	(9)

Adjusted Net Income*	$200	$332	$172	$370	$353	$903

Amortization (net of taxes)	472	619	547	577	1,570	1,760

Adjusted Net Income before Amortization*	$672	$951	$719	$947	$1,923	$2,663

Diluted Earnings (Loss) Per Common Share	0.02	0.09	0.01	0.12	(0.04)	0.36
Discontinued operations	—	—	—	0.02	—	(0.11)

Diluted Earnings (Loss) Per Common Share from Continuing Operations	0.02	0.09	0.01	0.10	(0.04)	0.25
Special items (net of taxes) (a)	0.05	0.02	0.05	0.02	0.16	0.05

Adjusted Earnings Per Share*	$0.07	$0.11	$0.06	$0.12	$0.12	$0.30

Amortization (net of taxes) (b)	0.16	0.21	0.19	0.20	0.55	0.59

Adjusted Earnings Per Share before Amortization* (b)	$0.23	$0.32	$0.25	$0.32	$0.67	$0.89

(a)	See accompanying Notes to Financial Data.
(b)	Rounding differences are recorded to the Amortization (net of taxes) line.

Sprint Nextel Corporation

NON-GAAP WIRELESS STATEMENTS OF OPERATIONS AND STATISTICS (Unaudited) (a) (1)

(millions, except subscriber counts and metrics)

TABLE No. 6

	Quarter Ended		Year To Date

	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Net Operating Revenues

Service	$7,778	$8,017	$23,491	$23,100

Equipment	662	836	1,919	2,378

Wholesale, affiliate and other	258	214	793	622

Total Net Operating Revenues	$8,698	$9,067	$26,203	$26,100

Operating Expenses

Costs of services	2,166	2,085	6,420	5,938

Costs of products	1,195	1,227	3,833	3,652

Selling, general and administrative (2)	2,734	2,599	8,281	7,741

Merger & integration (2)	76	42	257	105

Severance, exit costs and asset impairments (3)	119	41	345	102

Contingencies and other	—	1	23	(1)

Depreciation	1,308	1,336	3,809	3,905

Amortization	781	1,028	2,599	2,924

Total operating expenses	$8,379	$8,359	$25,567	$24,366

Operating Income	$319	$708	$636	$1,734

NON GAAP RECONCILIATION	Quarter Ended		Quarter Ended		Year To Date
	June 30, 2007	June 30, 2006	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006

Operating Income	282	624	319	708	636	1,734

Special items before taxes

Merger and integration expense (2)	122	32	76	42	257	105

Severance, exit costs and asset impairments (3)	85	33	119	41	345	102

Contingencies and other (5)	5	(2)	—	1	23	(1)

Adjusted Operating Income	494	687	514	792	1,261	1,940

Depreciation and amortization	2,177	2,242	2,089	2,364	6,408	6,829

Adjusted OIBDA*	2,671	2,929	2,603	3,156	7,669	8,769

Capital expenditures (b)	1,371	1,064	813	1,473	3,587	3,608

Adjusted OIBDA* less Capex	$1,300	$1,865	$1,790	$1,683	$4,082	$5,161

Operating Income Margin (c)	3.5%	8.0%	4.0%	8.6%	2.6%	7.3%

Adjusted OIBDA Margin* (c)	32.7%	37.7%	32.4%	38.4%	31.6%	37.0%

	QTD 1Q 2007	QTD 2Q 2007	QTD 3Q 2007	YTD 2007
Operating Statistics
Direct Post-Paid Subscribers
Service revenue (in millions)	$7,418	$7,497	$7,364	$22,279
ARPU	59	60	59	60
Churn	2.3%	2.0%	2.3%	2.2%
Additions (in thousands)	(220)	16	(337)	(541)
End of period subscribers (in thousands) (d)	41,585	41,601	41,434	41,434
Hours per subscriber	16	16	16	16
Direct Prepaid Subscribers
Service revenue (in millions)	$397	$401	$414	$1,212
ARPU	32	31	30	31
Churn	7.0%	6.8%	6.2%	6.6%
Additions (in thousands)	275	169	67	511
End of period subscribers (in thousands)	4,287	4,456	4,523	4,523
Wholesale Subscribers
Additions (in thousands)	467	155	194	816
End of period subscribers (in thousands)	6,825	6,980	7,174	7,174
Affiliate Subscribers
Additions (in thousands)	46	33	16	95
End of period subscribers (in thousands) (d)	945	978	824	824
Total Subscribers
Additions (in thousands)	568	373	(60)	881
End of period subscribers (in thousands)	53,642	54,015	53,955	53,955
Number of cell sites on air (in thousands)	62	64	65	65

(a)	Results for each of the periods reflected include the results of each of the acquired PCS Affiliates, Nextel Partners and Velocita from either the date of the acquisition or the start of the month closest to the acquisition date.
(b)	Capital expenditures includes capex accruals
(c)	Operating Income Margin and Adjusted OIBDA Margin excludes equipment revenue and revenue generated by the non-core line of business that has been normalized out of Adjusted OIBDA.
(d)	Reflects the transfer of 170,000 subscribers from Affiliates to Post-Paid due to the acquisition of an Affiliate in the quarter ended September 30, 2007.

(1), (2), (3), (4), (5) See accompanying Notes to Financial Data.

Sprint Nextel Corporation

WIRELINE STATEMENTS OF OPERATIONS AND STATISTICS (Unaudited) (1)

(Millions, except per share data)

TABLE NO. 7

	Quarter Ended		Year To Date
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Net Operating Revenues

Voice	$868	$943	$2,676	$2,857

Data	297	345	918	1,082

Internet	407	284	1,122	824

Other	40	52	128	165

Total Operating Revenues	$1,612	$1,624	$4,844	$4,928

Operating Expenses

Costs of services and products	1,095	1,159	3,343	3,370

Selling, general and administrative (2)	227	255	770	830

Severance, exit costs and asset impairments (3)	3	9	35	26

Depreciation	132	124	391	359

Amortization	—	—	1	—

Total operating expenses	1,457	1,547	4,540	4,585

Operating Income	155	77	304	343

NON GAAP RECONCILIATION	Quarter Ended		Quarter Ended		Year To Date
	June 30, 2007	June 30, 2006	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006

Operating Income	$126	$159	$155	$77	$304	$343

Special items before taxes

Severance, exit costs and asset impairments (3)	—	7	3	9	35	26

Contingencies and other (5)	—	—	—	—	23	—

Adjusted Operating Income	126	166	158	86	362	369

Depreciation and amortization	133	113	132	124	392	359

Adjusted OIBDA*	259	279	290	210	754	728

Capital expenditures (a)	145	200	138	255	427	547

Adjusted OIBDA* less Capex	$114	$79	$152	$(45)	$327	$181

Operating Income Margin	7.7%	9.7%	9.6%	4.7%	6.3%	7.0%

Adjusted OIBDA Margin*	15.9%	17.0%	18.0%	12.9%	15.6%	14.8%

Operating Statistics	QTD 1Q 2007	QTD 2Q 2007	QTD 3Q 2007	YTD 2007
YOY Voice only minutes volume growth (b)	3%	6%	4%	4%

(a)	Capital expenditures includes capex accruals
(b)	Does not include minutes associated with Cable VOIP

(1), (2), (3), (5) See accompanying Notes to Financial Data.

Sprint Nextel Corporation

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)

(Millions)

TABLE NO. 8

For the Year to Date Period Ended	September 30, 2007	September 30, 2006
Operating Activities
Net (loss) income	$(128)	$1,068
Income from discontinued operations	—	(334)
Provision for losses on accounts receivable	645	442
Depreciation and amortization	6,803	7,188
Deferred income taxes	(159)	254
Share-based compensation expense	197	258
Other, net	(210)	(1,284)

Net cash provided by continuing operations	7,148	7,592
Net cash provided by discontinued operations	—	903

Net cash provided by operating activities	7,148	8,495

Investing activities
Capital expenditures	(4,651)	(5,145)
Cash collateral for securities loan agreements	866	—
Expenditures relating to FCC licenses and other intangible assets	(468)	(637)
Proceeds from sale of Embarq notes	—	4,447
Proceeds from spin-off of local communications business	—	1,821
Acquistions, net of cash acquired	(287)	(10,483)
Other investing activities	166	1,437

Net cash used in investing activities	(4,374)	(8,560)

Financing activities
Purchase and retirements of debt	(1,386)	(3,060)
Borrowings under credit facility	750	500
Proceeds from issuance of debt securities	750	—
Retirement of bank facility term loan	—	(3,700)
Proceeds from issuance of commercial paper	4,837	3,380
Maturities of commercial paper	(4,951)	(2,866)
Payments of securities loan agreements	(866)	—
Purchase of common shares	(1,833)	(1,523)
Proceeds from issuances of common shares	337	372
Retirement of redeemable preferred shares	—	(247)
Dividends paid	(215)	(224)
Other, net	—	12

Net cash used in financing activities	(2,577)	(7,356)

Change in cash and cash equivalents	197	(7,421)

Cash and cash equivalents, beginning of period	2,046	8,903

Cash and cash equivalents, end of period	$2,243	$1,482

Sprint Nextel Corporation

FREE CASH FLOW (NON GAAP)

(Millions)

TABLE NO. 9

	Quarter Ended		Quarter Ended		Year To Date
	September 30, 2007	September 30, 2006	June 30, 2007	June 30, 2006	September 30, 2007	September 30, 2006
Adjusted OIBDA*	$2,880	$3,365	$2,882	$3,217	$8,345	$9,526
Adjust for special items	(260)	(158)	(253)	(151)	(827)	(423)
Other operating activities, net (a)	94	(303)	(659)	(645)	(370)	(1,511)

Cash from continuing operating activities (GAAP)	2,714	2,904	1,970	2,421	7,148	7,592

Capital expenditures	(1,261)	(1,885)	(1,577)	(1,395)	(4,651)	(4,798)
Expenditures relating to FCC Licenses	(204)	(51)	(151)	(271)	(462)	(458)
Dividends paid	(71)	(74)	(72)	(74)	(215)	(224)
Proceeds from sales of investments and assets	115	54	15	38	157	221
Other investing activities, net	(2)	(179)	(2)	42	(6)	5

Free Cash Flow*	1,291	769	183	761	1,971	2,338

Increase (decrease) in debt, net	(775)	(1,783)	748	(3,095)	—	(5,746)
Purchase of common shares	(432)	(1,523)	(1,101)	—	(1,833)	(1,523)
Retirement of redeemable preferred shares	—	—	—	—	—	(247)
Acquisitions net of cash acquired	(287)	(867)	—	(6,216)	(287)	(10,483)
Proceeds from spin-off of local communications business and proceeds from sale of Embarq notes	—	—	—	6,268	—	6,268
Discontinued operations activity, net	—	—	—	69	—	367
Change in restricted cash	—	1,124	—	(1,125)	—	93
Investments, net	(3)	91	5	207	9	1,128
Proceeds from common shares issued	25	46	243	141	337	372
Other financing activities, net	—	12	—	—	—	12

Change in cash and cash equivalents—GAAP	$(181)	$(2,131)	$78	$(2,990)	$197	$(7,421)

(a)	Other operating activities, net includes the change in working capital, change in deferred income taxes, miscellaneous operating activities and non-operating items in net income (loss).

Sprint Nextel Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS (1)

(Millions)

TABLE NO. 10

	(Unaudited)
	September 30, 2007	December 31, 2006
Assets
Current assets
Cash and cash equivalents	$2,243	$2,046
Accounts receivable, net	4,693	4,690
Inventories	876	1,176
Deferred tax assets	398	923
Prepaid expenses and other current assets	710	1,469

Total current assets	8,920	10,304

Investments	173	253
Property, plant and equipment, net	26,017	25,868
Goodwill	30,718	30,904
FCC licenses and other	20,501	19,935
Customer relationships, net	4,866	7,256
Other definite lived intangible assets, net	1,880	1,962
Other assets	851	679

Total	$93,926	$97,161

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$3,320	$3,265
Accrued expenses and other liabilities	4,540	5,390
Current portion of long-term debt and capital lease obligations	429	1,143

Total current liabilities	8,289	9,798

Long-term debt and capital lease obligations	21,723	21,011
Deferred tax liabilities	9,043	10,095
Pension and postemployment benefit obligations	278	312
Other liabilities	3,322	2,814

Total liabilities	42,655	44,030

Shareholders’ equity
Common shares	5,902	5,902
Additional paid in capital	46,585	46,664
Retained earnings	1,197	1,638
Treasury shares, at cost	(2,279)	(925)
Accumulated other comprehensive (loss)	(134)	(148)

Total shareholders’ equity	51,271	53,131

Total	$93,926	$97,161

(1) See accompanying Notes to Financial Data.

NET DEBT (NON-GAAP)

(Millions)

TABLE NO. 11

	September 30, 2007	December 31, 2006
Total Debt	$22,152	$22,154
Less: Cash and cash equivalents	(2,243)	(2,046)
Less: Current marketable securities	—	(15)

Net Debt*	$19,909	$20,093

Adjusted OIBDA* for the three months ended	$2,880	$3,174
	x 4	x 4

Annualized Adjusted OIBDA*	$11,520	$12,696

Net Debt / Annualized Adjusted OIBDA*	1.7 X	1.6 X

Sprint Nextel Corporation

NOTES TO FINANCIAL DATA (Unaudited)

(1)	Certain prior period amounts have been reclassified to conform to current period presentation.

(2)	In the third quarter and for the nine months ended September 30, 2007, we recorded merger and integration costs of $135 million pre-tax ($84 million, net of tax) and $397 million pre-tax ($244 million, net of tax), respectively. In the third quarter and for the nine months ended September 30, 2006, we recorded merger and integration costs of $107 million pre-tax ($66 million, net of tax) and $296 million pre-tax ($181 million, net of tax), respectively.

All merger costs were related to the Sprint-Nextel merger and/or the PCS Affiliates and Nextel Partners’ acquisitions. Merger and integration costs are generally non-recurring in nature and primarily include costs to prepare systems for the launch of common customer interfacing systems, processes and other integration and planning activities, certain costs to provide wireless devices that operate seamlessly between the CDMA and iDEN networks, certain customer care costs, costs to retain employees, costs related to re-branding, and other costs. Merger and integration costs related to wireless devices that operate seamlessly between the CDMA and iDEN networks were $36 million for the third quarter 2007 and $113 million for the nine months ended September 30, 2007.

Merger and integration expenses which are solely and directly attributable to the Wireless segment have been allocated to that segment. These expenses are classified as selling, general and administrative, cost of products, or equipment revenues as appropriate on our consolidated statement of operations. Merger and integration expenses that are not solely and directly attributable to the Wireless segment are included in the Corporate segment and are classified as selling, general and administrative expenses on our consolidated statement of operations. In the second quarter of 2007, we reclassified certain historical merger and integration expenses from the Corporate segment to the Wireless segment to conform with the policies described above.

(3)	In the third quarter ended September 30, 2007, we recorded severance, exit costs and asset impairment charges of $125 million pre-tax ($78 million, net of tax), which consists of $57 million ($35 million, net of tax) work force reductions, lease termination charges, and $68 million ($43 million, net of tax) of asset impairments due to the abandonment of various assets during the period. For the nine months ended September 30, 2007, we recorded severance, exit costs and asset impairment charges of $384 million pre-tax ($239 million, net of tax), which consists of $266 million related to work force reductions and lease termination charges, and $118 million of asset impairments primarily related to the abandonment of various assets year to date. Severance, lease exit costs and asset impairment charges are allocated to the appropriate segment results.

In the third quarter ended September 30, 2006, we recorded severance, exit costs and asset impairment charges of $50 million pre-tax ($31 million, net of tax), which consists of $31 million in severance and related costs associated with work force reductions of legacy Sprint employees and $19 million of asset impairments primarily related to software asset impairment and abandonment. For the nine months ended September 30, 2006, we recorded severance, exit costs and asset impairment charges of $128 million pre-tax ($77 million, net of tax), which consists of about $67 million in severance and related costs associated with work force reductions of legacy Sprint employees and $61 million of asset impairments primarily related to software asset impairment and abandonment. Severance, exit costs and asset impairment charges are allocated to the appropriate segment results.

(4)	In May 2006, we entered into a separation and distribution agreement with Embarq Corporation, which consists primarily of the business that we had reported as the Local segment in our consolidated financial statements in prior periods, and, at the time, was a wholly owned subsidiary, and on May 17, 2006, we completed the spin off of Embarq. The results of the discontinued operations (net of tax), have been reclassified out of the operating results as of January 1, 2006.

(5)	Contingencies and other includes a charge associated with legal contingencies and net costs associated with the exit of a non-core line of business.